             Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE

Edgewell Personal Care Announces Evolution of its Executive Leadership Structure and Team

SHELTON, Conn., June 2, 2020 – Edgewell Personal Care Company (NYSE: EPC) today announced an evolution of its executive leadership structure and the team reporting to Rod Little, President and Chief Executive Officer.
“Over the last several months, we have focused on improving our underlying performance by strengthening the value-proposition of our core brands, investing in innovation and technology, and reshaping our management team,” said Little. “We are confident the leadership changes we are making will help further accelerate our push to build a next generation CPG company and drive enhanced consumer-centric growth.”
New Executive Leadership Structure and Roles

•Anne-Sophie Gaget, currently Vice President, Global Strategy & Innovation, has been named Chief Growth and Innovation Officer. In this role, she will focus on innovation strategy, global brand building and new product development and growing our direct-to-consumer (DTC) capabilities.
•Paul Hibbert, currently Vice President, Global Operations and Supply Chain, has been named Chief Supply Chain Officer. In this role, he will focus on global operations and supply chain strategy, operational efficiency and serving customers with excellence.
•As previously announced, Eric O’Toole has assumed the role of President, North America. In this role he will focus on North America commercial strategy, customer partnerships and expanding digital capabilities.
•Nick Powell, currently Vice President, Europe & Latin America, has been named President, International. In this role, he will expand his responsibility to also include the Asia Pacific region and will focus on International commercial strategy, customer partnerships and expanding digital capabilities.
•The roles of John Hill, Chief Human Resources Officer, Marisa Iasenza, Chief Legal Officer, and Dan Sullivan, Chief Financial Officer are unchanged, and they remain critical members of the Edgewell executive leadership team.
As part of the evolution, current Chief Operating Officer Colin Hutchison will be leaving the Company following a transition period, and the COO role will be eliminated effective November 15, 2020. Hutchison has been in the role of COO since April 2017 where he created an integrated global business strategy across the Commercial, Marketing and Operations organizations to drive innovation, simplify processes and improve organizational performance and developed a highly capable team of leaders in key critical positions.
“On behalf of the entire Company, we want to thank Colin for his years of hard work and commitment to Edgewell,” said Little. “His guidance and leadership have been instrumental during this time of significant transformation and has put us in a solid position for the pivotal next phase of our strategic journey.”

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

Contacts for Edgewell Personal Care
Investors:
Chris Gough
Edgewell Personal Care
+1 203-944-5706
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